                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               THE O'GARA COMPANY


         FIRST. The name of the corporation is THE O'GARA COMPANY (the "Corporation").

         SECOND. The place in the State of Ohio where the Corporation's principal office is to be located is the City of Fairfield in Butler County, Ohio.

         THIRD. The purpose for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law, Ohio Revised Code Sections 1701.01 et seq.

         FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million One Hundred Thousand (25,100,000) shares, which shall be divided into two classes, consisting of:

         (a) Twenty-Five Million (25,000,000) shares of common stock ("Common Stock") with a par value of $.01 per share.

         (b) One Hundred Thousand (100,000) shares of preferred stock ("Preferred Stock") with a par value of $.01 per share; and,


                             PART ONE: COMMON STOCK

         The shares of Common Stock may be issued at any time or from time to time for such amount of lawful consideration as may be fixed by the Board of Directors. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder.


                            PART TWO: PREFERRED STOCK

         Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the One Hundred Thousand (100,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors.

         Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation providing for the issue in one or more series of any unissued or treasury shares of the Preferred Stock, and providing, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Articles of Incorporation of the Corporation, in respect of the matters set forth in the following subdivisions
(i) to (ix), inclusive, as well as any other rights or matters pertaining to such series:

         (i) The designation and number of shares of such series;

         (ii) Voting rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio);

         (iii) The dividend rate or rates of such series (which may be a variable rate and which may be cumulative);

         (iv) The dividend payment date or dates of such series;

         (v) Redemption rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio), including the price or prices at which shares of such series may be redeemed;

         (vi) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

         (vii) The liquidation price or prices of such series;

         (viii) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation or any other property, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange at which such conversion or exchange may be made and the adjustments thereto, if any; and,

         (ix) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price or prices, sinking fund requirements, liquidation price or prices, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. If the then-applicable laws of the State of Ohio do not permit the Board of Directors to fix, by the amendment creating a series of Preferred Stock, the voting rights of shares of such series, each holder of a share of such series of Preferred Stock shall, except as may be otherwise provided by law, be entitled to one (1) vote for each share of Preferred Stock of such series held by such holder.

         Clause 3. Before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of Preferred Stock of any series or for the purchase of the Common Stock, the holders of Preferred Stock of each series shall be entitled to receive accrued dividends declared by the Board of Directors, payable at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend payment date thereof, or preceding dividend payment date or dates fixed from time to time by the Board of Directors.

         Clause 4. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid.

         Clause 5. The term "accrued dividends", whenever used herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends declared on the Preferred Stock of such series to date had full dividends been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends declared paid upon the shares of such series.

         FIFTH. The Corporation shall have the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any provision that may be added or inserted in these Articles of Incorporation, provided that:

         (a) Such amendment, alteration, change, repeal, addition or insertion is consistent with law and is accomplished in the manner now or hereafter prescribed by statute or these Articles; and

         (b) Any provision of these Articles of Incorporation which requires, or the change of which requires, the vote or consent of all or a specific number or percentage of the holders of shares of any class or series shall not be amended, altered, changed or repealed by any lesser amount, number or percentage of votes or consents of such class or series.

Any rights at any time conferred upon the shareholders of the Corporation are granted subject to the provisions of this Article.

         SIXTH. Subject to the provisions of Article Fifth hereof, the affirmative vote of shareholders entitled to exercise a majority of the voting power of the Corporation shall be required to amend these Articles of Incorporation, approve mergers and to take any other action which by law must be approved by a specified percentage of the voting power of the Corporation or of all outstanding shares entitled to vote.

         SEVENTH. No holder of any shares of the Corporation shall have any preemptive rights to subscribe for or to purchase any shares of the Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for any security convertible into, or exchangeable for, shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

         EIGHTH. Subject to the provisions of Article Fourth hereof, the Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

         NINTH. No shareholder shall have the right to vote cumulatively in the election of directors.